EXHIBIT 99

Big Buck Brewery & Steakhouse, Inc.

Closes Grand Rapids Location

GAYLORD, Michigan, September 22 - Big Buck Brewery & Steakhouse, Inc. (OTCBB: BBUC) announced today that it closed its Grand Rapids, Michigan location effective at the end of business on Sunday, September 21.

“The expenses of operating this location were consistently exceeding the revenues it was generating and our board determined that we had to take action to stop those losses,” said Anthony P. Dombrowski, President, Chief Executive Officer, Chief Financial Officer and Treasurer.  “We encountered more difficulty than we expected in attracting customers to this urban location due to our distance from the expressway and significant retail development to the west of the city.”

The company leases the Grand Rapids site from an entity owned by one of its significant shareholders, who also is the landlord of the company’s Auburn Hills location.  The lease has a remaining term of approximately three and one-half years.  Annual rental payments under the lease approximate $140,000 plus property taxes and other occupancy expenses.  The landlord has a lien on all of the personal property and fixtures on the premises as security for these payments.  The landlord also has the right to require the company to repurchase the premises for $1.4 million plus $70,000 for each year since April 1997 on a pro rata basis.

“Although we cannot assure you that we will reach an acceptable agreement, we are in negotiations with our landlord regarding termination of the Grand Rapids lease,” said Dombrowski.

During fiscal year 2002, the company recorded non-cash asset impairment charges of $800,000 to write-down the building and improvements of the Grand Rapids unit.

About the company

Big Buck Brewery & Steakhouse, Inc. operates restaurant-brewpubs, offering casual dining, a high quality, moderately priced menu and a variety of award-winning craft-brewed beers, in Gaylord, Michigan; Auburn Hills, Michigan; and Grapevine, Texas.  The Grapevine unit is owned and operated by Buck & Bass, L.P. pursuant to a joint venture agreement between the company and Bass Pro Outdoor World, L.L.C.

Contact:

Anthony P. Dombrowski

President, Chief Executive Officer,

Chief Financial Officer and Treasurer

(989) 731-0401